Exhibit 99.1
FOR IMMEDIATE RELEASE

DATE: CONTACT: PHONE:	September 19, 2011 Thomas D. Cestare Executive Vice President and Chief Financial Officer (215) 864-6009
BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES ADOPTION OF STOCK REPURCHASE PROGRAM
PHILADELPHIA, PENNSYLVANIA, September 19, 2011 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced that it has adopted a stock repurchase program that will enable the Company to acquire up to 2,500,000 shares, or approximately 7.0% of the Company’s outstanding common stock not held by Beneficial Savings Bank MHC, the Company’s mutual holding company. Repurchases may be conducted through open market purchases or privately negotiated transactions from time to time when, at management’s discretion, it is determined that market conditions and other factors warrant the repurchase of the Company’s stock. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.
About Beneficial Mutual Bancorp, Inc.
Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.